SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 25, 2006

                          Timberland Bancorp, Inc.
            (Exact name of registrant as specified in its charter)

        Washington                0-23333               91-1863696
 ---------------------------    -----------         ------------------
 State or other jurisdiction    Commission          (I.R.S. Employer
 Of incorporation               File Number         Identification No.)


 624 Simpson Avenue, Hoquiam, Washington                   98550
 ---------------------------------------                 ----------
 (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number (including area code) (360) 533-4747



 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.


 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On April 25, 2006, Timberland Bancorp, Inc. issued its earnings release for the quarter ended March 31, 2006. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
--------------------------------------------

        (c)    Exhibits

        99.1   Press Release of Timberland Bancorp, Inc. dated April 25, 2006

                                 SIGNATURES
                                 -----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  TIMBERLAND BANCORP,INC.


DATE:  April 25, 2006              By: /s/Dean J. Brydon
                                       ---------------------------
                                       Dean J. Brydon
                                       Chief Financial Officer

                                Exhibit 99.1

==============================================================================
                   PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                   ----------------------------------------
     For further information contact:  Michael R. Sand, President & CEO
                                       Dean J. Brydon, CFO
                                       At (360) 533-4747

==============================================================================

Timberland Bancorp, Inc. Announces Increased Second Quarter Earnings
                      *  Net Income Increases by 34%
                      *  Diluted Earnings Per Share Increases by 33%
                      *  Return on Equity Increases by 28%
                      *  Net Interest Margin Increases by 7%

HOQUIAM, Wash.   April 25, 2006   Timberland Bancorp, Inc. (NASDAQ: TSBK),
("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.95 million, or $0.53 per diluted share, for the quarter ended March 31, 2006. This compares to net income of $1.45 million, or $0.40 per diluted share that the Company earned for the quarter ended March 31, 2005. The increased earnings per share was primarily a result of increased net interest income and increased non-interest income.

"The solid results for the second fiscal quarter are largely the result of the Company's focus on balancing the repricing characteristics of its assets and liabilities. This has allowed the maintenance of a healthy net interest margin in spite of the current flat yield curve environment. As compared to the same period in the prior fiscal year, net income, diluted earnings per share and return on equity have increased by 34%, 33% and 28% respectively," stated Michael Sand, Timberland's President and CEO. "Our focus during the remainder of the year will be the profitable growth of the Company,"
Sand also stated.

The Company recently announced the addition of Robert Drugge as a Senior Vice President in the Bank's Business Banking Division. Bob was hired to oversee the Bank's expanding business banking presence in Pierce, Kitsap and southern King counties. He brings nearly 20 years of in-market experience most recently managing relationships with companies having sales of between $10 million and $2 billion. Bob's lending and management expertise have been shaped by his career affiliation with Seafirst and its successor, the Bank of America. "We are looking forward to the contributions that Bob will make in furthering the goals of Timberland Bancorp, Inc.," Sand further stated.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                       CONSOLIDATED INCOME STATEMENT
          For the three and six months ended March 31, 2006 and 2005
                (Dollars in thousands, except per share data)
                                  (Unaudited)

                                          Three Months         Six Months
                                         Ended March 31,      Ended March 31,
                                       2006         2005     2006        2005
                                       -----------------    ------------------
Interest and dividend income
Loans receivable                       $7,624     $6,594    $15,108   $13,101
Investments and mortgage-backed
 securities                               576        520      1,113       910
Dividends                                 342        251        665       517
Federal funds sold                         95         50        172       162
Interest bearing deposits in banks         12         15         36        43
                                      ------------------    -----------------
   Total interest and dividend
    income                              8,649      7,430     17,094    14,733

Interest expense
Deposits                                1,809      1,257      3,497     2,437
Federal Home Loan Bank ("FHLB")
 advances                                 762        737      1,482     1,486
Other borrowings                           16         10         26        15
                                      ------------------    -----------------
   Total interest expense               2,587      2,004      5,005     3,938
                                      ------------------    -----------------
   Net interest income                  6,062      5,426     12,089    10,795
Provision for loan losses                  --         20         --        20
                                      ------------------    -----------------
   Net interest income after
    provision for loan losses           6,062      5,406     12,089    10,775

Non-interest income
Service charges on deposits               737        642      1,457     1,339
Gain on sale of loans, net                 88         84        204       432
BOLI net earnings                         110        110        220       209
Escrow fees                                24         24         55        59
Servicing income on loans sold             78         49        186        88
ATM transaction fees                      240        213        476       410
Other                                     232        218        466       341
                                      ------------------    -----------------
   Total non-interest income            1,509      1,340      3,064     2,878
Non-interest expense
Salaries and employee benefits          2,737      2,548      5,367     5,198
Premises and equipment                    631        566      1,239     1,077
Advertising                               179        212        315       377
Loss (gain) from real estate
 operations                               (39)        (3)       (91)      (30)
ATM expenses                               97        103        194       216
Postage and courier                       132        143        247       301
Amortization of core deposit
 intangible                                82         94        164       179
State and local taxes                     128        111        288       206
Professional fees                         181        177        389       362
Other                                     591        720      1,243     1,545
                                      ------------------    -----------------
   Total non-interest expense           4,719      4,671      9,355     9,431

Income before federal income taxes      2,852      2,075      5,798     4,222
Federal income taxes                      906        624      1,846     1,277
                                      ------------------    -----------------
   Net income                         $ 1,946    $ 1,451    $ 3,952   $ 2,945
                                      ==================    =================
Earnings per common share:
   Basic                                $0.55      $0.42      $1.13     $0.84
   Diluted                              $0.53      $0.40      $1.09     $0.80
Weighted average shares outstanding:
   Basic                            3,511,880  3,488,385  3,508,163 3,522,062
   Diluted                          3,640,612  3,644,604  3,633,034 3,681,282

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     March 31, 2006 and September 30, 2005
                            (Dollars in thousands)
                                (unaudited)
                                                 March 31,      September 30,
                                                     2006               2005
                                                 ---------------------------
ASSETS
Cash and due from financial institutions
   Non-interest bearing                           $18,650            $20,015
   Interest-bearing deposits in banks               1,872              3,068
   Federal funds sold                              10,770              5,635
                                                 ---------------------------
                                                   31,292             28,718
Investments and mortgage-backed securities:
   Held to maturity                                    89                104
   Available for sale                              86,657             89,595
FHLB stock                                          5,705              5,705
                                                 ---------------------------
                                                   92,451             95,404

Loans receivable                                  397,216            389,853
Loans held for sale                                   140              2,355
Less:  Allowance for loan losses                   (4,119)            (4,099)
                                                 ---------------------------
    Net loans receivable                          393,237            388,109

Accrued interest receivable                         2,558              2,294
Premises and equipment                             15,933             15,862
Real estate owned ("REO")and other
 repossessed items                                    110                509
Bank owned life insurance ("BOLI")                 11,723             11,502
Goodwill                                            5,650              5,650
Core deposit intangible                             1,670              1,834
Mortgage servicing rights                             913                928
Other assets                                        1,846              1,955
                                                 ---------------------------
    TOTAL ASSETS                                 $557,383           $552,765
                                                 ===========================
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits                                         $414,035           $411,665
FHLB advances                                      61,792             62,353
Other borrowings: repurchase agreements               838                781
Other liabilities and accrued expenses              3,005              3,324
                                                 ---------------------------
    TOTAL LIABILITIES                             479,670            478,123
                                                 ---------------------------
SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
  shares authorized; March 31, 2006 -
  3,774,337 shares issued and outstanding
  September 30, 2005 - 3,759,937 shares
  issued and outstanding                               38                 38
Additional paid in capital                         22,391             22,040
Unearned shares - Employee Stock Ownership
  Plan                                             (3,569)            (3,833)
Retained earnings                                  60,016             57,268
Accumulated other comprehensive loss               (1,163)              (871)
                                                 ---------------------------
    TOTAL SHAREHOLDERS' EQUITY                     77,713             74,642
                                                 ---------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $557,383           $552,765
                                                 ===========================
                                        3

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                  (Dollars in thousands, except per share data)


                                      Three Months           Six Months
                                      Ended March 31,      Ended March 31,
                                     2006       2005      2006       2005
                                    ----------------     ----------------
PERFORMANCE RATIOS:
Return on average assets (1)         1.41%      1.10%     1.44%      1.12%
Return on average equity (1)        10.18%      7.95%    10.44%      8.06%
Net interest margin (1)              4.84%      4.54%     4.85%      4.56%
Efficiency ratio                    62.33%     69.04%    61.74%     68.98%


                                      March 31,       September 30,
                                          2006                2005
                                ----------------------------------
ASSET QUALITY RATIOS:
Non-performing loans                      $ 2,040          $ 2,926
REO & other repossessed assets                110              509
Total non-performing assets                 2,150            3,435
Non-performing assets to total assets        0.39%            0.62%
Allowance for loan losses to
  non-performing loans                     201.91%          140.09%

Book value per share (2)                  $ 20.59          $ 19.85
Book value per share (3)                  $ 21.98          $ 21.30
Tangible book value per share (2) (4)     $ 18.65          $ 17.86
Tangible book value per share (3) (4)     $ 19.91          $ 19.16

-------------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released
(4) Calculation subtracts goodwill and core deposit intangible from the equity component



                                    Three Months              Six Months
                                   Ended March 31,          Ended March 31,
                                  2006        2005          2006       2005
                               ----------------------    --------------------

AVERAGE BALANCE SHEET:
Average total loans            $ 397,880    $ 371,509    $ 394,290  $ 365,021
Average total interest
 earning assets                  500,835      477,946      498,030    473,730
Average total assets             553,210      527,453      550,792    525,958
Average total interest
 bearing deposits                361,893      357,825      361,755    352,740
Average FHLB advances &
 other borrowings                 62,176       54,597       59,528     55,010
Average shareholders' equity      76,470       72,962       75,729     73,049

Comparison of Financial Condition at March 31, 2006 and September 30, 2005

Total Assets: Total assets increased $4.61 million to $557.38 million at March 31, 2006 from $552.77 million at September 30, 2005 primarily due to a $5.13 million increase in net loans receivable and $2.57 million increase in cash
and due from financial institutions.   These increases were partially offset
by a $2.95 million decrease in investment securities.

Investments: Investment securities decreased by $2.95 million to $92.45 million at March 31, 2006 from $95.40 million at September 30, 2005, due to regular amortization and prepayments on mortgage-backed securities.

Loans: Net loans receivable increased by $5.13 million to $393.24 million at March 31, 2006 from $388.11 million at September 30, 2005. The increase in the portfolio was primarily a result of a $6.38 million increase in construction loans (net of undisbursed portion), a $3.33 million increase in land loans, a $2.75 million increase in consumer loans, and a $1.89 million increase in multi-family loans. Partially offsetting these increases were decreases of $5.46 million in one-to-four family mortgage loans, $2.58 million in commercial business loans, and $1.37 million in commercial real estate loans.

Loan demand remains relatively strong in the Bank's market areas, although an unusually wet winter impacted the loan portfolio by delaying construction loan disbursements on existing construction loans and kept some of the Bank's builders from beginning new projects. Undisbursed construction loan balances
increased by $10.10 million to $52.87 million at March 31, 2006.   Loan
originations totaled $43.98 million and $109.76 million for the three and six months ended March 31, 2006 compared to $48.94 million and $110.38 million for the three and six months ended March 31, 2005. The Bank also continued to sell longer-term fixed rate loans for asset liability management purposes.
The Bank sold fixed rate one-to-four family mortgage loans totaling $5.52 million and $13.05 million for the three and six months ended March 31, 2006 compared to $4.63 million and $7.96 million for the three and six months ended March 31, 2005.

Deposits: Deposits increased by $2.37 million to $414.04 million at March 31, 2006 from $411.67 million at September 30, 2005. The deposit increase was primarily due to a $12.2 million increase in certificate of deposit accounts. This increase was partially offset by decreases of $7.33 million in money market accounts, $1.38 million in savings accounts, and $1.12 million in non-interest bearing accounts.

Shareholders' Equity: Total shareholders' equity increased by $3.07 million to $77.71 million at March 31, 2006 from $74.64 million at September 30, 2005, primarily due to net income of $3.95 million and a $544,000 increase to additional paid in capital from the exercise of stock options and vesting associated with the Company's benefit plans. Also increasing shareholders' equity was a decrease of $264,000 in the equity component related to unearned shares issued to the Employee Stock Ownership Plan. Partially offsetting these increases to shareholders' equity were the payment of $1.20 million in dividends to shareholders, the repurchase of 8,200 shares of the Company's stock for $193,000, and a $292,000 increase in accumulated other comprehensive loss.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This represents the Company's 13th stock repurchase plan. As of March 31, 2006, the Company had repurchased 36,050 of these shares at an average price of $23.26. Cumulatively the Company has repurchased 3,375,321 (51.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998. The 3,375,321 shares have been repurchased at an average price of $15.41 per share.


Comparison of Operating Results for the Three and Six Months Ended March 31, 2006 and 2005

Net Income: Net income for the quarter ended March 31, 2006 increased to $1.95 million, or $0.53 per diluted share ($0.55 per basic share) from $1.45 million, or $0.40 per diluted share ($0.42 per basic share) for the quarter ended March 31, 2005. The $0.13 increase in diluted earnings per share for the quarter ended March 31, 2006 was primarily a result of a $656,000 ($433,000 net of income tax - $0.11 per diluted share) increase in net interest income after provision for loan losses and a $169,000 ($112,000 net of income tax - $0.03 per diluted share) increase in non-interest income. These items were partially offset by a $48,000 ($32,000 net of income tax - $0.01 per diluted share) increase in non-interest expense.

Net income for the six months ended March 31, 2006 increased to $3.95 million, or $1.09 per diluted share ($1.13 per basic share) from $2.95 million, or $0.80 per diluted share ($0.84 per basic share) for the six months ended March 31, 2005. The $0.29 increase in diluted earnings per share for the six months ended March 31, 2006 was primarily the result of a $1.31 million ($867,000 net of income tax - $0.24 per diluted share) increase in net interest income after provision for loan losses, a $186,000 ($123,000 net of income tax - $0.03 per diluted share) increase in non-interest income, a $76,000 ($50,000 net of income tax - $0.01 per diluted share) decrease in non-interest expense, and a lower number of weighted average shares outstanding, which increased diluted earnings per share by approximately $0.01.

Net Interest Income: Net interest income increased $636,000 to $6.06 million for the quarter ended March 31, 2006 from $5.43 million for the quarter ended March 31, 2005, primarily due to a larger interest earning asset base and an increase in the Company's net interest margin. Total interest income increased $1.22 million to $8.65 million for the quarter ended March 31, 2006 from $7.43 million for the quarter ended March 31, 2005 as average total interest earning assets increased by $22.89 million. The yield on interest earning assets increased to 6.91% for the quarter ended March 31, 2006 from 6.22% for the quarter ended March 31, 2005. Total interest expense increased by $583,000 to $2.59 million for the quarter ended March 31, 2006 from $2.00 million for the quarter ended March 31, 2005 as average interest bearing liabilities increased $11.65 million. The average rate paid on interest bearing liabilities increased to 2.47% for the quarter ended March 31, 2006 from 1.94% for the quarter ended March 31, 2005. The net interest margin increased to 4.84% for the quarter ended March 31, 2006 from 4.56% for the quarter ended March 31, 2005.

Net interest income increased $1.29 million to $12.09 million for the six months ended March 31, 2006 from $10.80 million for the six months ended March 31, 2005, primarily due to a larger interest earning asset base and an increase in the Company's net interest margin. Total interest income increased $2.36 million to $17.09 million for the six months ended March 31, 2006 from $14.73 million for the six months ended March 31, 2005 as average total interest earning assets increased by $24.30 million. The yield on interest earning assets was 6.87% for the six months ended March 31, 2006 compared to 6.22% for the six months ended March 31, 2005. Total interest expense increased by $1.07 million to $5.01 million for the six months ended March 31, 2006 from $3.94 million for the six months ended March 31, 2005 as average interest bearing liabilities increased $13.53 million. The average rate paid on interest bearing liabilities increased to 2.38% for the six months ended March 31, 2006 from 1.94% for the six months ended March 31, 2005. The net interest margin increased to 4.85% for the six months ended March 31, 2006 from 4.54% for the six months ended March 31, 2005.

Provision for Loan Losses: There was no provision for loan losses made during the six months ended March 31, 2006 as credit quality remained strong. The allowance for loan losses, however, did increase during this period due to a net recovery of $20,000. Based on its comprehensive analysis, management deemed the allowance for loan losses of $4.12 million at March 31, 2006 (1.04% of loans receivable and 201.91% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $4.01 million (1.05% of loans receivable and 130.99% of non-performing loans) at March 31, 2005. The Company had net recoveries of $2,000 and $20,000 for the three and six months ended March 31, 2006 compared to net charge-offs of $7,000 and $4,000 for the three and six months ended March 31, 2005.

The Company's non-performing assets to total assets ratio decreased to 0.39% at March 31, 2006 from 0.52% at December 31, 2005 and 0.64% at March 31, 2005.
The non-performing loan total of $2.04 million at March 31, 2006 consisted of a $1.36 million commercial construction loan, $506,000 in one-to-four family mortgage loans, and a $179,000 commercial real estate loan.

Non-interest Income: Total non-interest income increased $169,000 to $1.51 million for the quarter ended March 31, 2006 from $1.34 million for the quarter ended March 31, 2005, primarily due to $95,000 increase in service charges on deposits, a $29,000 increase in servicing income on loans sold, and a $27,000 increase in ATM transaction fees. The Bank also continued to generate non-interest income from the sale of fixed-rate loans. During the quarter ended March

31, 2006, the Bank sold $5.52 million in fixed rate one-to-four family mortgages for a gain of $88,000 compared to sales of $4.63 million for a gain of $84,000 for the quarter ended March 31, 2005.

Total non-interest income increased by $186,000 to $3.06 million for the six months ended March 31, 2006 from $2.88 million for the six months ended March 31, 2005, primarily due to a $179,000 increase in fees from the sale of non-deposit investment products, a $118,000 increase in service charges on
deposits, and a $98,000 increase in servicing income on loans sold.   These
increases were partially offset by a $228,000 decrease in gains from loan sales. Income from loan sales was larger in the period a year ago due to the sale of the Bank's credit card portfolio in December 2004, which resulted in a gain of $245,000.

Non-interest Expense: Total non-interest expense increased by $48,000 to $4.72 million for the quarter ended March 31, 2006 from $4.67 million for the quarter ended March 31, 2005. The increase was primarily a result of increases in salary expense, premises and equipment expense, and state and local tax expense. These increases were partially offset by decreases in advertising expense, real estate owned operation expense, and postage and courier expense

Total non-interest expense decreased by $76,000 to $9.36 million for the six months ended March 31, 2006 from $9.43 million for the six months ended March 31, 2005. Non-interest expenses were higher a year ago primarily due to expenses of $183,000 related to the branch acquisition in October 2004 and vesting expenses of $335,000 related to one of the Company's benefit plans. Partially offsetting these expense decreases during the current year, were increases in expenses related to salaries, premises and equipment, and state
and local taxes.   The Company also began expensing stock options under SFAS
123(R), which became effective for the Company on October 1, 2005. Total stock option expenses of $11,000 were recorded for the six months ended March
31, 2006.   As a result of the decreased expenses and increased revenue, the
Company's efficiency ratio improved to 61.74% for the six months ended March 31, 2006 from 68.98% for the six months ended March 31, 2005.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                          LOANS RECEIVABLE BREAKDOWN
                            (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.


                               March 31, 2006           September 30, 2005
                            Amount       Percent      Amount          Percent
                            --------------------      -----------------------

Mortgage Loans:
  One-to-four family (1)    $96,300       21.26%       $101,763        23.24%
  Multi family               22,058        4.87          20,170         4.61
  Commercial                123,480       27.27         124,849        28.51
  Construction and
    land development        128,951       28.47         112,470        25.68
  Land                       28,314        6.25          24,981         5.71
                           --------      ------        --------       ------
    Total mortgage loans    399,103       88.12         384,233        87.75
Consumer Loans:
  Home equity and second
    mortgage                 34,704        7.66          32,298         7.38
  Other                       9,669        2.14           9,330         2.13
                           --------      ------        --------       ------
                             44,373        9.80          41,628         9.51

Commercial business loans     9,436        2.08          12,013         2.74
                           --------      ------        --------       ------
     Total loans            452,912      100.00%        437,874       100.00%

Less:
  Undisbursed portion of
    construction loans in
    process                 (52,869)                    (42,771)
  Unearned income            (2,687)                     (2,895)
  Allowance for loan
    losses                   (4,119)                     (4,099)
                           --------                    --------
Total loans receivable,
    net                    $393,237                    $388,109
                           ========                    ========

-----------------
(1)   Includes loans held-for-sale.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            DEPOSIT BREAKDOWN
                          (Dollars in thousands)






                                March 31, 2006      September 30, 2005
                                --------------      ------------------
Non-interest bearing                   $50,677                 $51,792
N.O.W checking                          93,470                  93,477
Savings                                 62,890                  64,274
Money market accounts                   41,961                  49,295
Certificates of deposit under
 $100,000                              120,668                 117,618
Certificates of deposit $100,000
 and over                               44,369                  35,209
                                      --------                --------
              Total deposits          $414,035                $411,665
                                      ========                ========



Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747

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